Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Agreement (this “Agreement”) is made as of June 3, 2020, by and between ONE WORLD PHARMA, INC., a Nevada corporation (the “Company”), and CRAIG ELLINS (“Ellins”).

RECITALS

WHEREAS, Ellins is currently employed as the Company’s Chief Executive Officer and Chief Financial Officer, serves as a director of the Company, and serves as a director and officer of OWP Ventures, Inc., the Company’s wholly-owned subsidiary (“OWP Ventures”); and

WHEREAS, the Company and Ellins have mutually agreed to a termination of their relationship on the terms set forth herein.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Termination of Employment Relationship; Resignation as Officer and Director. Effective as of June __, 2020 (the “Effective Date”), without any further action of the parties hereto, Ellins shall cease to be a director, officer and/or employee of the Company and each of its subsidiaries (including, without limitation, OWP Ventures).

2. Severance Payments.

(a) The Company shall (i) issue Ellins 2,000,000 shares of the Company’s Common Stock promptly following the execution of this Agreement, (ii) reimburse Ellins in the amount of $55,000 for expenses incurred by him on behalf of and as an officer of the Company, within 30 days following the date of this Agreement, and (iii) during the 12-month period following the date on which the Company has raised $1.5 million in gross proceeds from the sale of its securities following the date hereof, make monthly payments to Ellins in the amount of $8,000 per month, payable in periodic installments in accordance with the Company’s regular practices (resulting in aggregate payments under this Section 2(iii) in the amount of $96,000).

(b) All references herein to compensation to be paid to Ellins are to the gross amounts thereof which are due hereunder. The Company shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld by applicable law.

3. Releases.

(a) In exchange for the consideration provided for by Section 2 hereof, Ellins for himself and for his heirs, executors, administrators and assigns (collectively, “Releasors”), forever releases and discharges the Company, OWP Ventures, One World Pharma SAS, and all other now or hereafter existing subsidiaries, parent companies, divisions, affiliates or related business entities, successors and assigns of the Company, and any of their past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents for the Company or in their individual capacities) (hereinafter referred to collectively as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof.

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(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown (but excluding any claims or rights that Ellins may have as a stockholder of the Company or under COBRA), which Releasors ever had, now have and may have against Releasees, including but not limited to any claims, whether or not asserted, arising out of Ellins’ employment with Releasees and/or his termination from such employment, including but not limited to: (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any other claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iii) any claim arising out of the terms and conditions of Ellins’ employment with the Company, his termination from such employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (iv) any claim of discrimination or breach of fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended (except claims for accrued vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (v) any claim arising under the Federal Age Discrimination in Employment Act of 1997, as amended, and the applicable rules and regulations thereunder; and (vi) any claim for attorney’s fees, costs, disbursements and/or the like.

(c) In exchange for the release provided under Section 3(a) hereof, the Company, on behalf of itself OWP Ventures and One World Pharma SAS, forever releases and discharges Ellins from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which any of them ever had, now have or may have against Ellins by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof.

4. Covenants not to Sue.

(a) Ellins covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on their own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Releasees with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed.

(b) The Company covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on their own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Ellins with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed.

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5. Non-Disparagement.

(a) Ellins agrees that he will not at any time, orally or in writing, willfully denigrate, disparage, ridicule or criticize, or willfully make any derogatory, disparaging or damaging statements (or induce or encourage others to engage in any such act) regarding the Company or any of its subsidiaries, divisions, affiliates or related business entities, successors and assigns or any of their past or present directors, officers, attorneys, agents, trustees, administrators, employees, consultants or any other representatives of the Company, or any of their products or services, including by way of news interviews or the expression of personal views, opinions or judgments to the media.

(b) The Company agrees that it will not at any time, orally or in writing, willfully denigrate, disparage, ridicule or criticize, or willfully make any derogatory, disparaging or damaging statements (or induce or encourage others to engage in any such act) regarding Ellins, including by way of news interviews or the expression of personal views, opinions or judgments to the media.

(c) Disparaging remarks include, without limitation, comments or statements that impugn the character, honesty, integrity, morality or business acumen or abilities of the individual or entity being disparaged.

6. Cooperation. Ellins agrees to cooperate with the Company and its counsel in any action, proceeding or litigation relating to any matter in which Ellins was involved or of which Ellins has knowledge as a result of or in connection with his service to the Company.

7. Non-Compete and Non-Solicit.

(a) During the two-year period following the date of this Agreement (the “Restriction Period”), unless otherwise agreed to in writing by the Company, Ellins shall not directly or indirectly, own, manage, invest or acquire any economic stake or interest in, or otherwise engage or participate in any manner whatsoever in any Competitor (as defined below), whether as a proprietor, partner, shareholder, investor, manager, director, officer, employee, venturer, representative, agent, broker, independent contractor, consultant, or other participant. Ellins, however, shall not be prohibited from owning a passive investment of less than two percent (5%) of the outstanding shares of capital stock of a corporation which is listed on a national securities exchange or publicly traded in the over-the-counter market. “Competitor” means any individual, partnership, corporation, association or other business enterprise in any form, other than the Company and its subsidiaries, which, either directly or indirectly engages in the business of cultivating, processing, distributing, marketing or selling cannabis (including hemp) or products derived from cannabis, in Colombia.

(b) During the Restriction Period, Ellins shall not, directly or indirectly, solicit, induce or influence, or attempt to induce or influence, any customer of the Company or any of its subsidiaries to terminate a relationship which has been formed or that Ellins knows is being formed with the Company or any of its subsidiaries, or to reduce the extent of, discourage the development of, or otherwise harm its relationship with the Company or any of its subsidiaries.

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(c) During the Restriction Period, Ellins shall not, directly or indirectly, recruit, solicit, induce or influence, any employee, contractor or consultant of the Company or any of its subsidiaries to discontinue, reduce the extent of, discourage the development of, or otherwise harm their relationship or commitment to the Company or any of its subsidiaries.

(d) If the Restriction Period, the restriction area or the scope of activity restricted in Section 7 should be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, the restriction area shall be reduced by the elimination of such portion thereof or the scope of the restricted activity shall be modified, or any or all of the foregoing, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Ellins violates any of the restrictions contained in Section 7, the Restriction Period shall not run in favor of Ellins from the time of commencement of any such violation until such time as such violation shall be cured by Ellins to the reasonable satisfaction of the Company.

8. Acknowledgment. Ellins acknowledges that he: (i) has carefully read this Agreement in its entirety; (ii) has had an opportunity to consider fully the terms of this Agreement; (iii) fully understands the significance of all the terms and conditions of this Agreement; (v) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (v) is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

9. Specific Performance. In view of the irreparable harm and damage which would be incurred by the Company in the event of any violation by Ellins of any of the provisions of Sections 4 through 7 hereof, Ellins hereby consents and agrees that in any such event, in addition to any other rights the Company may have, and without prejudice to any other remedies which may be available at law or in equity, the Company shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining Ellins from committing or continuing any such violation, without the necessity of proving damage, or posting any bond or other security.

10. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada without reference to its choice of law rules.

11. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

12. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party to be charged.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

14. Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ONE WORLD PHARMA, INC.

By:	/s/ Brian Moore
Name:	Brian Moore
Title:	Chief Operating Officer

/s/ Craig Ellins
Craig Ellins

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